Healthcare Trust of America Recommends
REJECTION of CMG Tender Offer

December 16, 2010

Dear Stockholder:

We are aware that you may have received an unsolicited mini-tender offer by CMG Partners, LLC (“CMG”) dated December 7, 2010 to purchase up to 500,000 shares of Healthcare Trust of America, Inc. (“HTA”) common stock for a price of $6.00 per share, less the amount of all distributions paid to you on or after December 7, 2010. CMG and its offer are not affiliated with HTA.

The HTA Board of Directors has carefully evaluated the terms of CMG’s offer and has unanimously determined that the offer is not in the best interests of the stockholders. Although each stockholder has his or her individual liquidity needs and must evaluate the offer accordingly, the HTA Board of Directors does not recommend or endorse CMG’s mini-tender offer and suggests that stockholders reject the offer and not tender their shares pursuant to the offer. If you wish to reject the offer and retain your shares, no action is necessary.

CMG’s offer price is substantially below our current offering price of $10.00 per share. Although we have not undertaken a formal evaluation of the Company’s assets, we believe that CMG’s offer price is less than the current and long-term potential value of our shares. We also believe that CMG’s offer represents an opportunistic attempt to purchase shares at a low price and make a profit and, as a result, deprive any stockholders who tender their shares of the full current value of the shares as well as the potential opportunity to realize the full long-term value of their investment in HTA.

Please note that CMG’s offer clearly states the following:

•	CMG believes that our shares are or will be worth more than CMG’s offer price, and CMG is purchasing them for an anticipated profit.

•	CMG is not a qualified real estate appraiser and cannot attest to the fairness of their valuation approach. CMG states that their offer may not represent a fair assessment of the shares potential value if a liquidation of the company or its assets were to occur.

•	All distributions made to you with respect to tendered shares on or after December 7, 2010 (the date CMG commenced its offer, not the date CMG purchases your shares), will belong to CMG and the amount of such distributions will be deducted from your sales proceeds. Please note that on or about January 3, 2011, HTA will pay distributions of approximately $0.0616 per share to stockholders of record during each day of the month of December 2010, and that HTA has declared distributions at the same annualized rate of 7.25% for stockholders of record for the months of January, February and March 2011.Distributions are set by our Board on an ongoing basis, and are subject to change. If you tender your shares, you will lose the right to receive these distributions.

Stockholders are urged to consult with their financial advisors and to exercise caution with respect to mini-tender offers. Mini-tender offers are third-party offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding the filing, disclosure and procedural requirements adopted by the Securities and Exchange Commission (“SEC”) for the protection of investors. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

We appreciate your continued support of and interest in our company.

Sincerely,

/s/ Scott D. Peters
Scott D. Peters
Chairman of the Board, Chief Executive Officer
and President

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. Since January 1, 2010, HTA has acquired approximately $558 million in medical office and healthcare-related assets. These assets include a total of 21 acquisitions representing approximately 2.6 million square feet. Since its formation in 2006, HTA has made 74 geographically diverse acquisitions valued at approximately $2.0 billion based on purchase price, which includes 219 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 10.03 million square feet and includes 200 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 24 states.

Cautionary Note Regarding Forward-Looking Statements
This letter contains certain forward-looking statements with respect to our company. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the long-term value of our shares may be less than we currently anticipate it to be; we may not be able to complete a transaction that provides liquidity to our stockholders; our share repurchase program is very limited and may be amended or terminated at any time; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.